United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

November 9, 2009
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John C. Casper resigns as Vice President of Finance and Chief Financial Officer.  Effective November 9, 2009, John C. Casper resigned his position as Vice President of Finance and Chief Financial Officer to pursue other opportunities.  The Company entered into a Release and Waiver of all Claims with Mr. Casper pursuant to which the Company has agreed to continue to pay Mr. Casper his current salary for a period of thirteen weeks commencing on the date of his resignation and to continue his current health insurance coverage through February 28, 2010. The Company also will pay Mr. Casper a cash bonus in the amount of $30,000, which it had agreed to pay him upon his hiring.

Philip A. Fain appointed as Chief Financial Officer on an interim basis.  On November 9, 2009, the Board of Directors named Philip A. Fain, age 55, as the Company’s Chief Financial Officer on an interim basis.  Mr. Fain also will continue to serve as the Company’s Vice President of Business Development. Mr. Fain’s compensation has not changed due to his appointment as Chief Financial Officer on an interim basis.

Since February 2008, Mr. Fain has served as the Company’s Vice President of Business Development.   Prior to joining the Company, Mr. Fain was Managing Partner of CXO on the GO, a management consulting firm, which he co-founded in November 2003. Prior to founding CXO on the GO, Mr. Fain served as Vice President of Finance - RayBan Sunoptics for Luxottica, SpA. Prior to the acquisition of Bausch & Lomb’s global eyewear business by Luxottica, Mr. Fain served as B&L’s Senior Vice President Finance - Global Eyewear from 1997 to 1999 and as Vice President and Controller for the US Sunglass business from 1993 to 1996. From 1983 to 1993, Mr. Fain served in various positions with B&L including executive positions in corporate accounting, finance and audit. Mr. Fain began his career as a CPA and consultant with Arthur Andersen & Co. in 1977. He received his BA in Economics from the University of Rochester and an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester.

The Company's press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 12, 2009	ULTRALIFE CORPORATION

/s/ Peter F. Comerford
Peter F. Comerford
Vice President of Administration &
General Counsel